Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made as of August 17, 2015 (the “Effective Date”) between Richard A. Pawlowski (“Executive”) and Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), collectively referred to as the “Parties.”

WHEREAS, the Company desires to provide Executive with severance benefits in the event Executive’s employment with the Company is terminated by the Company without Cause (as defined below).

NOW, THEREFORE, Executive and the Company hereby agree as follows:

1. Employment. Executive is employed by the Company on an at-will basis, meaning that either party may terminate the relationship at any time, for any lawful reason.

2. Termination of Employment.

a. Termination for Cause. The Company may terminate the employment of Executive at any time for Cause (such termination being herein called “a Termination for Cause”). For the purposes of this Agreement, “Cause” will include the following: (i) Executive’s dishonesty involving or affecting the Company, or any misappropriation of the funds or property of the Company; (ii) Executive’s conviction (including entry of a nolo contendere plea) of a crime that constitutes (1) a felony, (2) a misdemeanor involving moral turpitude or (3) criminal conduct which has, or could reasonably be expected to have, an adverse effect on the Company, its business, reputation or interests; (iii) breach of any written agreement between Executive and the Company or to which the Company and Executive are Parties, or a breach by Executive of any fiduciary duty or responsibility to the Company; (iv) the refusal of Executive to follow the reasonably assigned duties or comply with the policies and directives of the Company if not cured within 30 days following written notice by the Company; (v) the misconduct, failure or negligence of Executive in the performance of his duties if not cured within thirty (30) days following written notice by the Company; or (vi) use of alcohol or drugs which interferes with the performance of Executive’s obligations or duties under this Agreement; or any use of illegal drugs.

b. Termination Without Cause. The Company may terminate Executive’s employment without Cause and for any legal reason at any time, without notice (“Termination without Cause”).

c. Termination for Good Reason. Executive’s employment hereunder may be terminated by the Executive for Good Reason, provided that such termination occurs within two years following the occurrence of an event of Good Reason (as defined below) and provided, further, that the Executive has provided the Company with written notice of an event of Good Reason within 60 days following the date of its occurrence and the Company shall have failed to cure the event of Good Reason within 30 days following the Company’s receipt of such notice from Executive. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of duties that constitute a material diminution in Executive’s authorities, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of the Executive’s duties and responsibilities; (iii); any material reduction by the Company of the Executive’s base compensation payable hereunder; or (iv) following the pending relocation of Executive’s principal place of employment to the Company’s current headquarters in Minneapolis, Minnesota, Executive is impacted by a subsequent mandatory relocation of the Executive’s principal place of employment to a location outside the Minneapolis/St. Paul metropolitan area. Good Reason shall not include any occurrence under this definition of which Executive has consented in writing stating specifically that such occurrence shall not constitute Good Reason.

3. Effect of Termination.

a. Termination by the Company Without Cause. If Executive’s employment is terminated by the Company other than for Cause, and other than by reason of retirement, death or disability, or if the Executive’s employment is terminated by the Executive for Good Reason (i) the Company shall pay to Executive his accrued base salary through the date of termination, and (ii) a severance amount (the “Severance”) equal to (A) twelve months of Executive’s annualized base salary (excluding any benefits or bonuses) at the time of termination paid out over twelve months if such termination occurs prior to the two–year anniversary of the Effective Date, or (B) six months of Executive’s annualized base salary (excluding any benefits or bonuses) at the time of termination paid out over six months if such termination occurs on or after the two–year anniversary of the Effective Date. Severance will be paid out under Section 3(a)(ii)(A) over a twelve month period, or under Section 3(a)(ii)(A) over a six month period, in either case in accordance with Section 5.

b. Termination by the Company for Cause. Upon the termination of Executive’s employment pursuant to a Termination for Cause, Executive will be entitled to receive only Executive’s accrued base salary through the date of Executive’s termination. If Executive is terminated for Cause, he will not be entitled to any Severance payments (as detailed in Section 3(a) of this Agreement) from the Company.

c. Voluntary Termination. If the Executive voluntarily terminates Executive’s employment with the Company, for any reason, Executive will be entitled to receive only Executive’s accrued base salary through the date of Executive’s termination. If Executive terminates his employment with the Company, for any reason other than Good Reason, Executive will not be entitled to any Severance payments (detailed in Section 3(a) of this Agreement) from the Company. If the Company receives notice from the Executive of his intent to leave the Company and the Company elects to immediately end the employment relationship, Executive will not be entitled to any Severance payments (as detailed in Section 3(a) of this Agreement) from the Company.

d. Death or Disability of Executive. If Executive dies or becomes disabled during the term of this Agreement, Executive will be entitled to receive only Executive’s accrued base salary through the date of Executive’s termination. Executive will be considered “disabled” if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s employment duties with or without reasonable accommodation, or any such accommodations would impose an undue hardship on the Company’s business. If Executive’s employment is terminated due to death or disability, Executive will not be entitled to any Severance payments (as detailed in Section 3(a) of this Agreement) from the Company.

4. Conditions of Payment. Notwithstanding anything herein to the contrary, any Severance payments described in Section 3 shall be made available to Executive if and only if Executive has executed and delivered to the Company a general release in form and substance satisfactory to the Company (the “Release”) within 30 days following termination of employment and has not revoked the Release as of the expiration of all applicable revocation periods, and only so long as Executive has not breached the provisions of the Release, has not breached the confidentiality and non-competition restrictions in any agreements or documents to which Executive is a party, and has not applied for unemployment compensation chargeable to the Company or any affiliates. The Release must be concluded and irrevocable.

5. Timing of Severance Payments; Applicability and Compliance with Code Section 409A.

a. Timing of Severance Payments. Severance payable to Executive pursuant to Section 3(a) hereof shall be paid out over the twelve or six month period, as applicable, commencing 60 days following Executive’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (“Code Section 409A”)) in accordance with the Company’s regular payroll payment practices, less withholding amount and subject to the provisions of Code Section 409A and this Agreement; provided, however, that any Severance amounts that will not have been paid on or prior to the Outside Separation Payment Date (as defined below) shall be paid in full no later than the Outside Separation Payment Date. For purposes of this Section 5(a), the “Outside Separation Payment Date” shall mean the last calendar day of the second calendar year after the year in which termination of employment under Section 3(a) occurs.

b. Applicability and Compliance with Code Section 409A. Payment of Severance under Section 3(a) is intended to qualify for the separation pay plan exemption from the definition of deferred compensation under Code Section 409A. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Code Section 409A, and, to the extent required by Code Section 409A, references herein to Executive’s “termination of employment” shall refer to Executive’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service). Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A, (ii) the Executive is a “specified employee” (as determined under Code Section 409A), and (iii) any portion of the Severance amounts payable under Section 3 above would fail to qualify for the short-term deferral exclusion and would exceed the sum of the applicable limited separation pay exclusions, each as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of the date of Executive’s separation from service (or, if earlier, the date of his death), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess Severance amount commenced as provided in Section 3. To the extent any provision of this Agreement may be deemed to provide a benefit to Executive that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409A or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction.

6. Agreement Not to Compete. Executive agrees that, on or before the date which is two years after the date Executive’s employment terminates, he will not, unless he receives the prior approval of the Company’s Board of Directors, directly or indirectly engage in any of the following actions:

a. Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food; provided, however, that nothing in this subsection (a) shall preclude Executive from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

b. Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries (including, but not limited to, any independent sales representatives or organizations), whether for Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Section 6 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

7. Prior Agreements. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied relating to such matters. This Agreement supersedes any prior agreements relating to the payment of severance to Executive by the Company.

8. Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Executive.

9. Governing Law. Because (a) Company is a Minnesota corporation with its principal place of business in Minnesota, (b) many of Company’s significant contracts are governed by Minnesota law, and (c) it is mutually agreed that it is in the best interests of Company customers, vendors of the Company, and employees that a uniform body of law consistently interpreted be applied to the relationships that Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between Company and Executive. The substantive laws of Minnesota and the exclusive jurisdiction and venue of the courts of Minnesota will be applicable hereto on the terms and conditions of this Section.

10. Section Headings; Gender; Number. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

The Parties have executed this Agreement effective as of the Effective Date.

/s/ Richard A. Pawlowski
Richard A. Pawlowski

FAMOUS DAVE’S OF AMERICA, INC.:

/s/ Adam J. Wright
Adam J. Wright,
Interim Chief Executive Officer

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